GORRISSEN FEDERSPIEL KIERKEGAARD

Share Purchase Agreement

regarding 100% of the share capital in C-88 A/S

GORRISSEN FEDERSPIEL KIERKEGAARD

Schedules

Schedule 1.7	Accounting Policies

Schedule 1.22	Data Room Index

Schedule 1.24	Data Room Request List

Schedule 1.26	Expense Allocation

Schedule 1.53	Key Employees

Schedule 1.55	Leases

Schedule 3.4.a	Final Net Debt

Schedule 3.4.b	Final Working Capital

Schedule 6.1	Seller’s Warranties

Schedule 6.1.14.1	Financial Facilities

Schedule 11.1	Specific indemnifications

Schedule 11.1.6	List of inventory

Schedule 12.1	Joint Taxation

GORRISSEN FEDERSPIEL KIERKEGAARD

Table of Contents:

1	Definitions	4
2	Sale and Purchase of Shares	13
3	Purchase Price	14
4	Closing	24
5	Post Closing Tasks	26
6	Seller’s Warranties	26
7	Buyer’s Warranties	26
8	Restrictions on Business Activities	27
9	Post Closing Covenants	28
10	Indemnification	29
11	Specific Indemnifications	33
12	Taxation Matters	33
13	Announcements	33
14	Confidentiality	34
15	Assignment and change-in-control	34
16	Amendments	35
17	Costs and Expenses	35
18	Notices	36
19	Invalidity	37
20	Governing Law	37
21	Arbitration	37

GORRISSEN FEDERSPIEL KIERKEGAARD

This Agreement is made on this 9 of September 2008

Between:

C-88 Holding ApS, Reg. No. 24224759, a Company incorporated and registered under the laws of Denmark having its registered address at Savsvinget 7, 2970 Hørsholm, Denmark (the "Seller"),

and

Nu Horizons Electronics Corp., Reg. No. 2140774, a Company incorporated and registered under the laws of the state of Delaware having its registered address at 70 Maxess Road, Melville 11747, NY, USA (the "Buyer").

Whereas:

a.
the Seller owns all of the issued and registered share capital, nominal value DKK 500,000, of C-88 A/S, Reg. No. 10517508, having its registered address at Savsvinget 7, 2970 Hørsholm, Denmark (the "Company"),

b.	the Company sells and distributes electronic components,

c.	the Seller has agreed to sell and the Buyer has agreed to purchase the shares of the Company on the terms and subject to the conditions set forth in this Agreement,

now it is hereby agreed as follows:

1	Definitions

In this Agreement:
1.1	"1st Deferred Purchase Price"	has the meaning set out in Clause 3.10.1(a),

GORRISSEN FEDERSPIEL KIERKEGAARD

1.2	"2nd Deferred Purchase Price"	has the meaning set out in Clause 3.10.1(b),
1.3	"3rd Deferred Purchase Price"	has the meaning set out in Clause 3.10.1(c),
1.4	"1st Deferred Purchase Price Payment Date"	has the meaning set out in Clause 3.10.1(a),
1.5	"2nd Deferred Purchase Price Payment Date "	has the meaning set out in Clause 3.10.1(b),
1.6	"3rd Deferred Purchase Price Payment Date "	has the meaning set out in Clause 3.10.1(c),
1.7	"Accounting Principles"	means the accounting principles, accounting estimate methods and accounting policies as set out in Schedule 1.7,

1.8	"Accounts"
means the audited financial statements of the Company for the financial year ended on the Accounts Date, comprising a balance sheet, income statement, notes, the directors’ report and auditors’ report, together with the unaudited Q1 financial statements for the period 1 May 2008 – 1 August 2008,

GORRISSEN FEDERSPIEL KIERKEGAARD

1.9	"Accounts Date"	means 30 April 2008,
1.10	"Affiliate"
means with respect to any Person any other Person controlling, controlled by or under common control with such Person, such control being determined in accordance with the term "koncern" in Section 2 of the Danish Limited Companies Act ("aktieselskabsloven"),

1.11	"Agreement"	means this Agreement including the Schedules and any attachments thereto,
1.12	"Business Day"	means a day where banks are generally open for banking business in the US and in Denmark,
1.13	"Business Information"
means all information, know-how and records (whether or not confidential and in whatever form held) including (without limitation) all formulas, designs, specifications, drawings, data, manuals, instructions, customer lists, sales information, business plans and forecasts, and all technical or other expertise and all computer software and all accounting and tax records, correspondence, orders and inquiries,

1.14	"Buyer’s Breach"	has the meaning set out in Clause 10.2,
1.15	"Buyer’s Group"	means the Buyer and its Affiliates,
1.16	"Cap"	has the meaning set out in Clause 3.9,
1.17	"Claim Notice"	has the meaning set out in Clause 10.3,
1.18	"Closing"	means closing of the matters contemplated by this Agreement as set out in Clause 4,

GORRISSEN FEDERSPIEL KIERKEGAARD

1.19	"Closing Date"	means the date of Closing as determined in accordance with Clause 4,
1.20	"Closing Statements"	has the meaning set out in Clause 3.2,
1.21	"Danish GAAP"
means the generally accepted accounting principles in the Kingdom of Denmark, including the Danish Accounting Standards published by the Danish Organisation of State Authorised Accountants ("Foreningen af Statsautoriserede Revisorer") for class B as defined in the Danish Accounts Act,

1.22	"Data Room Index"	means the data room index attached as Schedule 1.22 identifying the information and documentation made available to the Buyer and its advisers,

1.23	"Data Room Documentation"	means the information and documentation made available to the Buyer and its advisers and identified by the Data Room Index,
1.24	"Data Room Request List"	means the data room request list attached as Schedule 1.24
1.25	"Deferred Purchase Prise"	has the meaning set out in Clause 3.10

GORRISSEN FEDERSPIEL KIERKEGAARD

1.26	"EBITDA "
is an amount equal to the Company’s income before interest, taxes, depreciation, amortization, realised and unrealised exchange gains and losses (consistent with the treatment in the financial statements 2006/07), to the extent consistent with the Accounting Principles and Danish GAAP, except that notwithstanding the Accounting Principles and Danish GAAP, EBITDA will (i) include (A) the cost of any foreign exchange contracts entered into to hedge against the impact of currency fluctuations, and (B) the expenses set forth in Schedule 1.26, and (ii) exclude any overall management fee.

1.27	"Encumbrance"
means any mortgage, charge, pledge, lien, assignment, option, restriction, right of preemption, right of first refusal, third party right or interest, or security interest or other preferential rights,

1.28	"Escrow Account"	has the meaning set out in Clause 4.3(c) ,
1.29	"Escrow Agent"	means Nordea Bank Danmark A/S,
1.30	"Escrow Agreement"	means the agreement dated 8 September 2008 between the Escrow Agent, the Buyer and the Seller,
1.31	"Escrow Amount"	has the meaning set out in Clause 4.3(c),
1.32	"Estimated Claim"	has the meaning set out in Clause 10.3,
1.33	"Estimated Costs"	has the meaning set out in Clause 10.3,

GORRISSEN FEDERSPIEL KIERKEGAARD

1.34	"Excess Shareholders’ Equity"	has the meaning set out in Clause 3.6.5(a),
1.35	"Excess Working Capital"	has the meaning set out in Clause 3.6.5(d),
1.36	"Final Net Debt"	has the meaning set out in Schedule 3.4.a,
1.37	"Final Working Capital"	has the meaning set out in Schedule 3.4.b,
1.38	"Financial Facilities"	mean all loans, letters of credit, debentures, acceptance credits, overdrafts and other financial facilities available to the Company
1.39	"First Deficit"	has the meaning set out in Clause 3.10.1(a),
1.40	"Second Deficit"	has the meaning set out in Clause 3.10.1(b),
1.41	"Fiscal 2008"	is the period commencing 1 May 2007 and ending 30 April 2008,
1.42	"Fiscal 2009"	is the period commencing 1 September 2008 and ending 31 August 2009,
1.43	"Fiscal 2010"	is the period commencing 1 September 2009 and ending 31 August 2010,
1.44	"Fiscal 2011"	is the period commencing 1 September 2010 and ending 31 August 2011,
1.45	"Independent Accountant"	has the meaning set out in Clause 3.6.1,
1.46	"Information Technology" or "IT"
means computer hardware, software, networking hardware and related software, connecting media and/or other information technology (whether embedded or otherwise) as well as all Intellectual Property used in or related thereto,

GORRISSEN FEDERSPIEL KIERKEGAARD

1.47	"Initial Purchase Price"	has the meaning set out in Clause 3.1,
1.48	"Intellectual Property"	means all intellectual property rights,
1.49	"Interest"	means LIBOR as quoted in the Financial Times from a given date until due date for payment,
1.50	"Interest Paid"	is the aggregate amount of any interest paid in respect of bank, trade or other indebtedness during an applicable fiscal period,
1.51	"Interim Period"	means the period from 1 May 2008 until the Closing Date,
1.52	"Joint Tax Group"	means the Company and the Seller,
1.53	"Key Employees"	mean the employees listed in Schedule 1.53,
1.54	"Law"
means any EU, federal, national, state, provincial, local or other law (including case law, administrative practice and applicable legal principles) or regulation in any country or jurisdiction, and regulations and orders issued there under,

1.55	"Leases"	mean the leases listed in Schedule 1.55,

GORRISSEN FEDERSPIEL KIERKEGAARD

1.56	"Material Adverse Change"
means a change, event, circumstance, condition, fact or other matter which has had or could reasonably be expected to have a material adverse effect on the business, assets, financial condition, prospects, result or operations of the Company as a whole,

1.57	"Maximum Deferred Purchase Price"	has the meaning set out in Clause 3.10.1(c),
1.58	"Net Debt"	means the total of short term debt plus long term debt minus the total of cash plus cash equivalents,
1.59	"Other Agreements"	means all agreements entered into by the Parties in connection with or incidental to this Agreement, but excluding this Agreement,

1.60	"Net Debt Deficit"	has the meaning set out in Clause 3.6.5(b),
1.61	"Parties"	means the Seller and the Buyer, and "Party" means either of them,
1.62	"Person"	means any individual, corporation, partnership, firm, joint venture, association, joint stock company, trust, incorporated or unincorporated organisation, governmental or regulatory body or entity,
1.63	"Purchase Price"	has the meaning set out in Clause 3,
1.64	"Schedules"	means the Schedules (with any attachments hereto) to this Agreement,
1.65	"Secured Sum"	has the meaning set out in Clause 10.14,

GORRISSEN FEDERSPIEL KIERKEGAARD

1.66	"Seller’s Accountant"	means Lars Chr. Aaskov, State Authorized accountant, Info:Revision
1.67	"Seller’s Breach"	has the meaning set out in Clause 10.1,
1.68	"Seller’s Group"	means the Seller and its Affiliates,
1.69	"Seller’s Knowledge"
means the knowledge, including any knowledge, which the person ought to have if the person made all usual and reasonable inquiries, of (i) those officers, directors and professional advisers of the Seller who have been involved in the transaction contemplated by this Agreement or directly or indirectly in the management of the Company, (ii) directors and members of the management of the Company and (iii) the Key Employees,

1.70	"Seller’s Warranties"	mean the warranties set out in Clause 6 and any other warranties made by or on behalf of the Seller in this Agreement and any of the Other Agreements,

1.71	"Shareholders"	mean Manicus Invest ApS, PHJ Tech ApS, Søren Manicus and Peter Holst-Jensen,
1.72	"Shares"	mean the entire registered and fully paid up share capital in the Company,

GORRISSEN FEDERSPIEL KIERKEGAARD

1.73	"Tax" or "Taxation"
means any taxes and duties of whatever nature imposed by any taxing jurisdiction, including without limitation a) income taxes, b) corporate taxes, c) capital gains taxes, d) payroll taxes, e) value added taxes or sales taxes, f) withholding taxes, (g) real estate taxes, (h) stamp duties, (i) customs (j) energy and environmental duties and taxes and (k) social security contributions and payments of equivalent nature, as well as any interest, penalty, cost or expense resulting therefrom or relating thereto,

1.74	"Total Deferred Purchase Price"	has the meaning set out in Clause 3.10,
1.75	"U.S. GAAP"	means accounting principles generally accepted in the United States,
1.76	"Working Capital"	means current assets less current liabilities net of bank indebtedness and any debts or payables to Shareholders,
1.77	"Working Capital Deficit"	has the meaning set out in Clause 3.6.5(e)
1.78	"Working Hours"	mean 9 a.m. to 6 p.m. (CET) on a Business Day.

2	Sale and Purchase of Shares

2.1	The Seller hereby agrees to sell and deliver to the Buyer the Shares and the Buyer undertakes to buy the Shares at the Purchase Price and subject to the terms and conditions of this Agreement.

2.2	The Shares shall be delivered at Closing and shall be free from all Encumbrances.

GORRISSEN FEDERSPIEL KIERKEGAARD

3	Purchase Price

3.1
Subject to the terms and conditions of this Agreement the Buyer shall pay to the Seller an initial purchase price in an amount not to exceed USD 3,500,000 (the "Initial Purchase Price") at Closing. Such amount shall be subject to adjustment in accordance with Clauses 3.2-3.6.

3.2
No later than 90 Business Days after Closing, the Buyer shall present to the Seller draft Closing Statements, which shall be prepared in accordance with the Accounting Principles by the Buyer (the "Closing Statements"). The draft Closing Statements shall include a draft calculation of the Net Debt as of the Closing Date (the "Final Net Debt") and a draft calculation of the Working Capital as of the Closing Date (the "Final Working Capital").

3.3
As long as the Closing Statements, the calculation of the Final Net Debt and/or the Final Working Capital have not been finally settled between the Parties, the Buyer shall have a right to make corrections thereto. For purposes of the calculation of the Final Net Debt and the Final Working Capital, any currency amounts of the Company will be converted into USD at the exchange rate published by the Danish Central Bank (Danmarks Nationalbank) on the Closing Date.

3.4	The calculation of the Net Debt shall be made in accordance with the principles set out in Schedule 3.4.a and the calculation of the Working Capital shall be made in accordance with Schedule 3.4.b.

3.5	If the Seller agrees to the Buyer’s calculation of the Final Net Debt and the Final Working Capital, the Initial Purchase Price shall be adjusted on the basis thereof as provided for in Clause 3.6.5.

3.6
If the Seller disagrees with respect to the Buyer’s calculation of the Final Net Debt and the Final Working Capital set forth in the Closing Statements, the Seller shall notify the Buyer in writing within 15 Business Days after the Seller has received the Closing Statements from the Buyer. Such notice shall specify in detail the nature of the objections and include specific proposals for adjustment of each disputed item in the draft calculations of the Final Net Debt and the Final Working Capital. Failure by the Seller to notify the Buyer within the time limit set out above shall be deemed to constitute acceptance by the Seller to the draft calculations of the Final Net Debt and the Final Working Capital.

GORRISSEN FEDERSPIEL KIERKEGAARD

3.6.1
If the Seller notifies the Buyer of objections to the draft calculations of the Final Net Debt and the Final Working Capital, the Seller and the Buyer shall attempt to resolve their differences and reach an agreement within 20 Business Days. If they fail to do so either of them may request the President of the Danish Association of State Authorized Accountants ("Formanden for Foreningen af Statsautoriserede Revisorer") to appoint an independent accountant (the "Independent Accountant"), who shall be a partner of an accounting firm with an international reputation having an office in Copenhagen and which has not provided services to a member of the Seller’s Group, the Buyer’s Group or the Company during the past 3 years prior to appointment.

3.6.2
The Independent Accountant shall act as an expert and not as an arbitrator and shall not decide on legal issues. The Independent Accountant shall have access to the Company’s books and records and shall have access to interview relevant managers and employees of the Seller and of the Company during Working Hours.

3.6.3
The Independent Accountant shall apply the Accounting Principles (i.e. the Independent Accountant shall not have any discretion to deviate from the Accounting Principles) and based on the Accounting Principles the Independent Accountant shall review the objections made by the Buyer and proposed amendments, if any, by the Seller and shall decide on the disputed items and determine the Final Net Debt and the Final Working Capital. The Final Net Debt and the Final Working Capital determined by the Independent Accountant shall be final and binding upon the Parties, except in case of manifest error or if the dispute concerns a legal issue. The Independent Accountant shall deliver the decision to the Parties no later than 30 Business Days after having been appointed.

3.6.4	Costs and expenses related to the determination of the Final Net Debt and the Final Working Capital and any dispute in respect thereof shall be paid as set out in Clause 17.

GORRISSEN FEDERSPIEL KIERKEGAARD

3.6.5
As soon as the Final Net Debt and the Final Working Capital have been determined as provided for in Clauses 3.2 – 3.6 (or by arbitration in accordance with Clause 21 if the dispute concerns a legal issue) the Initial Purchase Price shall be adjusted on a USD 1 for USD 1 basis (subject to any further adjustment according to Clause 12) as follows:

(a)
if and to the extent the Final Net Debt is lower than USD 1,446,000, the Initial Purchase Price shall be increased by the amount of such excess (“Excess Shareholders’ Equity”), and the Excess Shareholders’ Equity amount shall be paid to the Seller together with Interest from the Closing Date until payment;

(b)
if and to the extent the Final Net Debt exceeds USD 1,446,000, the Initial Purchase Price shall be reduced by the amount of such shortfall (“Net Debt Deficit”) and the Net Debt Deficit amount shall be paid to the Buyer together with Interest from the Closing Date until payment;

(c)	if the Final Net Debt is equal to USD 1,446,000, no adjustment shall be made to the Initial Purchase Price in respect thereof;

(d)
if and to the extent the Final Working Capital exceeds USD 1,791,000, the Initial Purchase Price shall be increased by the amount of such excess (“Excess Working Capital”) and such Excess Working Capital amount shall be paid to the Seller together with Interest from the Closing Date until payment;

(e)
if and to the extent the Final Working Capital is lower than USD 1,791,000, the Initial Purchase Price shall be reduced by the amount of such shortfall (“Working Capital Deficit”) and such Working Capital Deficit amount shall be paid to the Buyer together with Interest from the Closing Date until payment; and

(f)	if the Final Working Capital is equal to USD 1,791,000 no adjustment shall be made to the Initial Purchase Price in respect thereof.

GORRISSEN FEDERSPIEL KIERKEGAARD

3.7
Payment of any amounts payable either to the Seller or to the Buyer pursuant to Clause 3.6.5 plus Interest from the Closing Date until payment is made shall be due within 5 Business Days after the Final Net Debt and the Final Working Capital have been agreed or finally determined. The amounts referred to in this Clause 3 shall be paid in full and shall not be subject to any of the limitations stipulated in Clause 10.

3.8
At the Closing, the Buyer will pay to the Seller the Initial Purchase Price, less the Escrow Amount to be placed in escrow to secure the Seller’s indemnification obligations and obligation to pay to the Buyer any amounts pursuant to clause 3.6.5 until the later of (i) 155 Business Days and (ii) 5 Business Days following the delivery of the decision of the Independent Accountant pursuant to Section 3.6.3. Amounts will be released from the Escrow Account according to the terms of the Escrow Agreement.

3.9
The total of the Initial Purchase Price and the Deferred Purchase Price will not exceed USD 7.0 million (the “Cap”). Both the Initial Purchase Price and any Deferred Purchase Price shall be paid in United States Dollars.

3.10	Deferred Purchase Prise

3.10.1
The Buyer will pay to the Seller additional purchase price consideration in three instalments, consisting of the 1st Deferred Purchase Price, the 2nd Deferred Purchase Price and the 3rd Deferred Purchase Price (the “Total Deferred Purchase Price”, payable as set forth below:

(a)
1st Deferred Purchase Price – Subject to Section 3.10.6, the amount of the “1st Deferred Purchase Price” will be the higher of USD 300,000 and an amount equal to: (i)(x) the Fiscal 2009 EBITDA minus (y) the Fiscal 2008 EBITDA of USD 655,000, (ii) minus the excess of (x) 2009 Interest Paid 2009, minus (y) 2008 Interest Paid, and (iii) multiplied by 3.

The resultant 1st Deferred Purchase Price amount will be paid in cash within 120 days following the end of Fiscal 2009 (the “1st Deferred Purchase Price Payment Date”); provided that the amount of the 1st Deferred Purchase Price in excess of USD 1,166,667 shall be paid on the one-year anniversary of the 1st Deferred Purchase Price Payment Date. If the 1st Deferred Purchase Price does not amount to USD 1,166,667, then the shortfall shall be the “First Deficit.”

GORRISSEN FEDERSPIEL KIERKEGAARD

(b)
2nd Deferred Purchase Price – Subject to Section 3.10.6, the amount of the “2nd Deferred Purchase Price” will be the higher of USD 200,000 and an amount equal to: (i)(x) the Fiscal 2010 EBITDA minus (y) the Fiscal 2009 EBITDA, (ii) minus the excess of (x) Fiscal 2010 Interest Paid and (y) Fiscal 2009 Interest Paid, and (iii) multiplied by 3. In the event that the Fiscal 2010 EBITDA is less than the Fiscal 2009 EBITDA, the amount of the 2nd Deferred Purchase Price will be calculated by subtracting from Fiscal 2010 EBITDA the amount of Fiscal 2008 EBITDA. The amount of Fiscal 2008 EBITDA is USD 655,000.

The resultant 2nd Deferred Purchase Price amount will be paid in cash within 120 days following the end of Fiscal 2010 (the “2nd Deferred Purchase Price Payment Date”); provided that, to the extent that the amount of the 2nd Deferred Purchase Price exceeds the sum of (a) 1,166,667 plus (b) the First Deficit, then the amount of such excess shall be paid on the one-year anniversary of the 2nd Deferred Purchase Price Payment Date. If the 2nd Deferred Purchase Price does not amount to USD 1,166,667, then the shortfall shall be the “Second Deficit.”

(c)
3rd Deferred Purchase Price – Subject to Section 3.10.6, the amount of any “3rd Deferred Purchase Price” will be equal to: (i)(x) the Fiscal 2011 EBITDA minus (y) the Fiscal 2010 EBITDA, (ii) minus the excess of (x) Fiscal 2011 Interest Paid and (y) Fiscal 2010 Interest Paid, and (iii) multiplied by 3. In the event that the Fiscal 2011 EBITDA is less than the Fiscal 2010 EBITDA, the amount of the 3rd Deferred Purchase Price will be calculated by subtracting from Fiscal 2011 EBITDA the amount of Fiscal 2008 EBITDA. The amount of Fiscal 2008 EBITDA is USD 655,000.

GORRISSEN FEDERSPIEL KIERKEGAARD

The resultant 3rd Deferred Purchase Price amount will be paid in cash within 120 days following the end of Fiscal 2011 (the “3rd Deferred Purchase Price Payment Date”). If the 3rd Deferred Purchase Price is sufficient to permit payment of the First Deficit (to the extent not already paid) and the Second Deficit without the Total Deferred Purchase Price exceeding the Cap, then such sums shall also be paid at that time. In no event shall the Total Deferred Purchase Price exceed USD 3,500,000 (the “Maximum Deferred Purchase Price”).

3.10.2
The Buyer shall procure that the Company based on unaudited accounts calculates and submits together with the respective calculations to the Seller the 1st Deferred Purchase Price at the latest on 1 December in 2009, the 2nd Deferred Purchase Price at the latest on 1 December in 2010 and the 3rd Deferred Purchase Price at the latest on 1 December in 2011.

3.10.3
The Seller shall have 20 Business Days from the respective dates of submission of the 1st Deferred Purchase Price, the 2nd Deferred Purchase Price and the 3rd Deferred Purchase Price to notify the Buyer in writing if the Seller objects to any matter or item in the calculations or figures leading to the deferred purchase price in each respective year. Such notice shall specify in detail the nature of the objections and include a specific proposal for adjustment of each disputed item. In the event that the Seller delivers such a notice, Buyer’s obligation to make payment of the 1st Deferred Purchase Price, the 2nd Deferred Purchase Price and the 3rd Deferred Purchase Price within 120 days following the end of a fiscal year shall be delayed until such time as the parties have either agreed on the amount of the 1st Deferred Purchase Price, the 2nd Deferred Purchase Price and/or the 3rd Deferred Purchase Price or the Independent Accountant has delivered a decision.

3.10.4
The parties shall follow the procedure laid down in Clauses 3.6 and 3.7 with respect to any disagreements regarding the 1st Deferred Purchase Price, the 2nd Deferred Purchase Price and/or the 3rd Deferred Purchase Price and the pertaining calculations, taking into account that payment of the 1st Deferred Purchase Price, the 2nd Deferred Purchase Price and/or the 3rd Deferred Purchase Price is intended to take place no later than 120 days following the end of Fiscal 2009, Fiscal 2010 and Fiscal 2011 respectively.

GORRISSEN FEDERSPIEL KIERKEGAARD

3.10.5
The Buyer shall be entitled to withhold from any payments of the 1st Deferred Purchase Price, the 2nd Deferred Purchase Price or the 3rd Deferred Purchase Price any claims or losses covered by Clauses 10 and 11.

3.10.6
Notwithstanding the terms of Section 3.10.1, in the event that prior to the end of Fiscal 2011 (i) the employment of either Søren Manicus or Peter Holst-Jensen is terminated either (A) voluntarily by him or (B) by the Company with fair reason due to breach of his respective service agreement, the amount of the 1st Deferred Purchase Price, the 2nd Deferred Purchase Price and/or the 3rd Deferred Purchase Price not yet earned by virtue of the completion of a fiscal year shall be reduced by 50% and (ii) both Søren Manicus and Peter Holst-Jensen (A) voluntarily terminate their employment or (B) are terminated by the Company with fair reason due to breach of their service agreements, the amount of the 1st Deferred Purchase Price, the 2nd Deferred Purchase Price and the 3rd Deferred Purchase Price not yet earned by virtue of completion of a fiscal year shall be reduced 100%. Any payments earned by virtue of the completion of an applicable fiscal year prior to such termination shall not be affected by this clause.

For the avoidance of doubt, the following are examples of a Deferred Purchase Price calculation following the occurrence of an event specified in this Section 3.10.6, assuming Fiscal 2008 EBITDA of USD 600,000, Fiscal 2008 Interest Paid of USD100,000, Fiscal 2009 EBITDA of USD 620,000, Fiscal 2009 Interest Paid of USD 110,000, Fiscal 2010 EBITDA of USD 900,000, Fiscal 2010 Interest paid of USD 120,000, Fiscal 2011 EBITDA of USD 1,100,000 and Fiscal 2011 Interest Paid of USD 130,000.

Termination during Fiscal 2010

In the event that during but prior to completion of Fiscal 2010, the employment of either Søren Manicus or Peter Holst-Jensen is terminated as a result of the events specified in this Section 3.10.6, then the Seller shall be entitled to receive an amount calculated as follows:

GORRISSEN FEDERSPIEL KIERKEGAARD

(900,000 – 620,000) – (120,000-110,000) = 270,000 x 3 =USD 810,000 x 50% = USD 405,000

In the event that during but prior to completion of Fiscal 2010, the employment of both Søren Manicus or Peter Holst-Jensen is terminated as a result of the events specified in this Section 3.10.6, then the Seller shall not be entitled to receive any amounts in respect of Fiscal 2010.

However, notwithstanding any termination of either or both Søren Manicus or Peter Holst-Jensen during Fiscal 2010 as a result of the events specified in this Section 3.10.6, Seller shall be entitled to receive any amounts earned in respect of the 1st Deferred Purchase Price, including the amount, if any, of the total of the Excess Shareholders’ Equity, the Excess Working Capital and the 1st Deferred Purchase Price in excess of USD 1,166,667, which is payable on the one-year anniversary of the 1st Deferred Purchase Price Payment Date.

Termination during Fiscal 2011

In the event that during but prior to completion of Fiscal 2011, the employment of either Søren Manicus or Peter Holst-Jensen is terminated as a result of the events specified in this Section 3.10.6, then the Seller shall be entitled to receive an amount calculated as follows:

(1,100,000 – 900,000) – (130,000-120,000) = 190,000 x 3 =USD 570,000 x 50% = USD 285,000

In the event that during but prior to completion of Fiscal 2011, the employment of both Søren Manicus or Peter Holst-Jensen is terminated as a result of the events specified in this Section 3.10.6, then the Seller shall not be entitled to receive any amounts in respect of Fiscal 2011. However, notwithstanding any termination of either or both Søren Manicus or Peter Holst-Jensen during Fiscal 2011 as a result of the events specified in this Section 3.10.6, Seller shall be entitled to receive any amounts earned but unpaid in respect of the 1st Deferred Purchase Price and 2nd Deferred Purchase Price.

GORRISSEN FEDERSPIEL KIERKEGAARD

3.10.7
Notwithstanding the terms of Section 3.10.1, in the event that prior to the end of Fiscal 2011, (i) the employments of either Søren Manicus or Peter Holst-Jensen is terminated by the Company other than with fair reason due to breach of his respective service agreement or is terminated by him due to the breach by the Company of such service agreement, the amount of the Total Deferred Purchase Price shall be equal to the greater of (A) in the event of such termination during Fiscal 2009, 15% of the Maximum Deferred Purchase Price, in the event of such termination during Fiscal 2010, 10% of the Maximum Deferred Purchase Price and in the event of such termination during Fiscal 2011, 5% of the Maximum Deferred Purchase Price and (B) the amount of the 1st Deferred Purchase Price, the 2nd Deferred Purchase Price and /or the 3rd Deferred Purchase Price actually earned, as calculated in accordance with such Section 3.10.1 and reduced by 50% for the period of time when the director is a single director compared to three years and (ii) in the event that the employment of both Søren Manicus and Peter Holst-Jensen is terminated by the Company other than with fair reason due to breach of his respective service agreement or is terminated by them due to the breach by the Company of such service agreements, the amount of the Total Deferred Purchase Price shall be equal to the greater of (A) in the event of such termination during Fiscal 2009, 30% of the Maximum Deferred Purchase Price, in the event of such termination during Fiscal 2010, 20% of the Maximum Deferred Purchase Price and in the event of such termination during Fiscal 2011, 10% of the Maximum Deferred Purchase Price and (B) the amount of the 1st Deferred Purchase Price, the 2nd Deferred Purchase Price and the 3rd Deferred Purchase Price calculated in accordance with such Section 3.10.1. The amount of the Total Deferred Purchase Price calculated in accordance with this Section 3.10.7 shall be reduced by the amount of any 1st Deferred Purchase Price, 2nd Deferred Purchase Price or 3rd Deferred Purchase Price previously earned in accordance with Section 3.10.1 prior to the date of the termination.

For the avoidance of doubt, the following are examples of a Deferred Purchase Price calculation following the occurrence of an event specified in this Section 3.10.7, assuming Fiscal 2008 EBITDA of USD 600,000, Fiscal 2008 Interest Paid of 100,000, Fiscal 2009 EBITDA of USD 620,000, Fiscal 2009 Interest Paid of USD 110,000, Fiscal 2010 EBITDA of USD 900,000, Fiscal 2010 Interest paid of USD 120,000, Fiscal 2011 EBITDA of USD 1,100,000 and Fiscal 2011 Interest Paid of USD 130,000.

GORRISSEN FEDERSPIEL KIERKEGAARD

Termination during Fiscal 2010

In the event that on March 1, 2010, the employment of either Søren Manicus or Peter Holst-Jensen is terminated as a result of the events specified in this Section 3.10.7, then the Seller shall be entitled to receive the greater of the amount calculated under (A) or (B), below, reduced by the payment previously made pursuant to Clause 3.10.1(a) :

(A) 3,500,000 x 10% = 350,000

(B)

For Fiscal 2009

(620,000-600,000) – (110,000-100,000) = 10,000 x 3 = USD 30,000

For Fiscal 2010

(900,000-620,000) – (120,000-110,000) = 270,000 x 3 = 810,000 divided by 12 (months) = 67,500 x 7 (months during which there were 2 directors) = 472,500

67,500 x 50% = 33,750 x 5 (months with 1 director) = 168,750

472,500 + 168,750 = USD 641,250

For Fiscal 2011

(1,100,000-900,000) – (130,000-120,000) = 190,000 x 3 = 570,000 x 50% = USD 285,000

30,000 + 641,250 + 285,000 = USD 956,250

In the event that on March 1, 2010, the employment of both Søren Manicus or Peter Holst-Jensen is terminated as a result of the events specified in this Section 3.10.7, then the Seller shall be entitled to receive the greater of the amount calculated under (A) or (B), below, reduced by the payment previously made pursuant to Clause 3.10.1(a):

GORRISSEN FEDERSPIEL KIERKEGAARD

(A)

3,500,000 x 20% = USD 700,000

(B)

For Fiscal 2009

(620,000-600,000) – (110,000-100,000) = 10,000 x 3 = USD 30,000

For Fiscal 2010

(900,000-620,000) – (120,000-110,000) = 270,000 x 3 = USD 810,000

For Fiscal 2011

(1,100,000-900,000) – (130,000-120,000) = 190,000 x 3 = USD 570,000

30,000 + 810,000 + 570,000 = USD 1,410,000.

3.10.8	The provisions of this Section 3.10 shall not affect the Buyer’s ability to change the Company’s fiscal year end after the Closing Date.

4	Closing

4.1
Closing shall take place immediately after signing of this Agreement on 9 September 2008 (the "Closing Date") at the offices of Gorrissen Federspiel Kierkegaard, H.C. Andersens Boulevard 12, DK-1553 Copenhagen V, Denmark at 9 a.m. (CET) or at such other date and time as may be agreed between the Parties.

4.2	At Closing the Seller shall deliver the following to the Buyer:

(a)	documentary evidence from relevant corporate bodies of the Seller authorising the signing of this Agreement and the consummation of the necessary transactions under this Agreement;

(b)	share certificates duly endorsed to the Buyer;

GORRISSEN FEDERSPIEL KIERKEGAARD

(c)	updated shareholders’ register for the Company reflecting the transfer of the Shares to the Buyer;

(d)	documentation that all debts and receivables between the Company and the Seller’s Group have been settled;

(e)
documentation that the Buyer’s wire transfer referred to in Clause 4.3 below has been received by the Seller’s bank and credited on the Escrow Account and on the bank account designated by the Seller in accordance with Clause 4.3;

(f)	such other documents, including statutory books (which shall be written up to but not including Closing) as the Buyer may reasonably require; and

(g)
letters from the present board of directors of the Company and the present auditors of the Company confirming that they resign from their office, and that they have no claims against the Company for fees or otherwise for the period prior to the Closing Date.

(h)	documentation that Søren Manicus and Peter Holst-Jensen shall have terminated their previous service agreements and entered into new service agreements on agreed terms;

(i)	documentation of the lessor’s consent to the transfer of the Shares regarding the leasehold Tindbjergvej 16, Virkelund, 8600 Silkeborg.

4.3	At Closing the Buyer shall deliver the following to the Seller:

(a)	documentary evidence from relevant corporate bodies of the Buyer authorising the signing of this Agreement and the consummation of the necessary transactions under this Agreement.

(b)
documentation that USD 3,150,000 of the Initial Purchase Price has been transferred by the Buyer’s bank to the Seller’s bank account no. 5036250897, registration no. 2229 with Nordea Bank Danmark A/S, Erhvervsafdelingen, Hovedgaden 20, 2970 Hørsholm;

GORRISSEN FEDERSPIEL KIERKEGAARD

(c)
documentation that USD 350,000 (the "Escrow Amount") of the Initial Purchase Price has been transferred by the Buyer’s bank to the Seller’s bank account no. 5036253691 (the "Escrow Account"), registration no. 2229 with Nordea Bank Danmark A/S, Erhvervsafdelingen, Hovedgaden 20, 2970 Hørsholm; and

5	Post Closing Tasks

5.1
The Buyer shall as soon as practicable after Closing provide to the Seller documentation that appropriate filings have been made to de-register the present board of directors of the Company and the present auditors of the Company with the Danish Commerce and Companies Agency.

6	Seller’s Warranties

6.1	The Seller warrants to the Buyer that each of the warranties as set out in Schedule 6.1 is accurate in all respects and not misleading at the date of this Agreement

7	Buyer’s Warranties

7.1	The Buyer warrants to the Seller that each of the following warranties is accurate in all respects and not misleading at the date of this Agreement:

(a)	the Buyer has the requisite power and authority to enter into and perform its obligations under this Agreement; and

(b)
this Agreement, any other documents entered into by the Buyer which are to be delivered hereunder will, when entered into and delivered, constitute binding obligations of the Buyer and will be enforceable in accordance with their respective terms except as limited by bankruptcy laws.

GORRISSEN FEDERSPIEL KIERKEGAARD

8	Restrictions on Business Activities

8.1
The Seller undertakes that it will not, and shall procure that no member of the Seller’s Group or of any of the Shareholders will, neither pending nor within 3 years after the Closing Date do, directly or indirectly, on its own account or in conjunction with or on behalf of any Person or assist any Person in doing any of the following things:

(a)
be engaged or economically interested in any capacity whatsoever (except as a holder of shares in a listed company which confers not more than 5 per cent of the voting rights or the share capital of that listed company) in any business which competes directly or indirectly with the business of the Company as conducted or contemplated at Closing or at any time in the 12 months period immediately preceding Closing within Denmark or in any other jurisdiction in which the Company carries on business or contemplates at Closing to carry on business;

(b)
in competition with the Company solicit or entice away or attempt to solicit or entice away from the Company any Person who shall at any time within the year preceding the date of this Agreement have been a customer, representative, agent or supplier of the Company, or enter into any contract for sale and purchase with or accept business from any such Person; or

(c)	solicit, entice away or attempt to solicit or entice away from the Company or any member of the Buyer’s Group any employee of the Company at the date of this Agreement.

8.2
Each time the restrictions of the Seller or a Shareholder (as the case may be) set out in Clause 8.1 is violated the Seller or a Shareholder (as the case may be) shall pay liquidated damages (in Danish "konventionalbod") to the Buyer of DKK 200,000. The payment of liquidated damages shall be in addition to any other rights under Danish law, which the Buyer may have as a consequence of a breach of the respective undertakings, including the right to demand further damages from the Seller. In case of any breach of Clause 8.1, the Buyer shall be entitled to demand an injunction before the ordinary courts against the Seller or a Shareholder (as the case may be) without having to put up any security irrespective of the provision for arbitration in Clause 21.

GORRISSEN FEDERSPIEL KIERKEGAARD

9	Post Closing Covenants

9.1
All employment agreements for the employees of the Company must within 30 days after the Closing Date be rectified in accordance with the Danish Act on the Employers duty to inform the Employee. Fur-thermore in all employment agreements for employees who are entitled to a gasoline card it must be stated that the gasoline card is only for purchase of gasoline in Denmark.

9.2
The Seller shall no later than the 5th in each month following Closing by e-mail forward to the Buyer a bank statement evidencing the amount of the Secured Sum according to Clause 10.14. This obligation shall remain as long as funds are placed on a bank account as a Secured Sum.

9.3
The Seller shall at any time until the EU registration and the Norwegian registration, both for the trademark C-88 <word>, are registered in the name of the Company with the EU trademark registration authority (OHIM) and the Norwegian trademark registration authority (Patentstyret) at the cost of the Seller do everything needed in order for the Company to uphold and enforce the Company’s rights against third parties to the C-88 <word> trademarks in the EU and Norway.

GORRISSEN FEDERSPIEL KIERKEGAARD

10	Indemnification

10.1
Subject to the limitations of this Clause 10, the Seller agrees to indemnify the Buyer from and against all direct losses (as demonstrated in accordance with Danish Law) suffered or based upon any misrepresentation, irregularity in or breach of the Seller’s Warranties or any covenant or agreement of the Seller contained in this Agreement or in the Other Agreements (a "Seller’s Breach"). Any payment due to the Buyer or the Company under this Clause 10 shall be paid net of tax benefits to the Buyer and shall be considered as a reduction of the Purchase Price and any payment shall, if possible, take place by way of repayment of the Purchase Price.

10.2
Subject to the limitations of this Clause 10 the Buyer agrees to indemnify the Seller from and against all losses suffered or based upon any misrepresentation, irregularity in or breach of any of the Buyer’s Warranties or any covenant or agreement of the Buyer contained in this Agreement and in the Other Agreements (a "Buyer’s Breach").

Subject to intentional misrepresentation or willful misconduct by the Buyer the right to claim damages as set out above shall be the exclusive remedy of the Seller with respect to any Buyer’s Breach. In particular the Seller shall not be entitled to rescind the Agreement after Closing.

10.3
The Parties shall within reasonable time give notice to the other Party of any demand, claim or any other circumstance giving rise to a claim or the commencement of any action, proceeding or investigation that may result in a loss covered by Clauses 10.1 and 10.2. The claim notice (the "Claim Notice") shall describe the asserted liability in reasonable detail and shall, if possible, estimate the size of the loss (the "Estimated Claim").

The failure of the indemnified Party within reasonable time to notify the indemnifying Party on any such matter shall not release the indemnifying Party, in whole or in part, from its obligations under this Clause 10 except to the extent the indemnified Party’s failure to so notify actually prejudices the indemnifying Party’s ability to defend against such third party claim or litigation.

GORRISSEN FEDERSPIEL KIERKEGAARD

If the indemnifying Party cannot accept the claim as notified to the indemnifying Party by the indemnified Party, the indemnifying Party shall within 30 Business Days inform the indemnified Party accordingly in writing. Such dispute shall be resolved by arbitration proceedings in accordance with the provisions of Clause 21.

In the event that the Seller, in the opinion of the Buyer, becomes liable to the Buyer for a Seller’s Breach, Buyer may at any time thereafter according to the Escrow Agreement, notify the Escrow Agent in writing of the existence of the alleged liability together with a copy of the Claim Notice. The Buyer shall be entitled to notify the Escrow Agent of the loss of interest and expenses estimated by the Buyer to be incurred by the Buyer by defending the Buyer’s position through court or arbitration proceedings (the "Estimated Costs"). The Escrow Agent shall retain an amount corresponding to the Estimated Claim plus Estimated Costs notified to the Escrow Agent and not release such portion to the Seller, except as provided in the Escrow Agreement. The Escrow Agreement shall govern the release of the Escrow Amount to the Seller or the Buyer, as the case may be.

10.4
The Seller agrees that the Buyer has entered into this Agreement in reliance upon the Seller’s Warranties independently of the due diligence investigation of the Company performed by the Buyer. The Seller agrees that the due diligence investigation of the Company performed by the Buyer, including the Buyer’s review of the Data Room Documentation shall not in any way limit the Buyer’s right to make any claims against the Seller for breach of any of the Seller’s Warranties.

10.5
Interest shall accrue in favour of the indemnified Party from the day the claim is notified to the other Party always provided the claim is (i) accepted by the indemnifying Party or (ii) determined in the favour of the claiming Party by arbitration in accordance with Clause 21.

10.6
The Seller undertakes (if any claim is made against it by the Buyer) not to make any claim against the Company or any member of the board of directors or management of the Company or any employee or adviser of the Company on whom the Seller may have relied before agreeing to any terms of this Agreement or authorising any statement in the Disclosure Letter.

GORRISSEN FEDERSPIEL KIERKEGAARD

10.7
Any claim by the Buyer against the Seller, except for claims resulting from a breach of the Seller’s warranties set out in Schedule 6.1, sections 6.1.1 (the Company and the Shares), 6.1.4 (capacity of the Seller), 6.1.21 (tax) and 6.1.29 (environment), shall be barred by limitation if not notified in writing to the Seller at the latest on the date 18 months after the Closing Date (or the next Business Day if the said date is not a Business day).

10.8
Any claims regarding Schedule 6.1, section 6.1.29 (environment), shall be barred by limitation if not notified in writing to the Seller at the latest on the 5th anniversary of the Closing date (or the next Business Day if the said anniversary is not a Business Day). No time limitations shall apply with respect to claims regarding Schedule 6.1, section 6.1.1 (the Company and the Shares) and 6.1.4 (capacity of the Seller).

10.9
Any claims regarding Schedule 6.1, section 6.1.21 (tax), shall not be barred until 3 months after the expiration of the time limits in the relevant Tax Law for the tax authorities to make a ruling regarding amendments in the tax returns of the Company. If the Company receives notice of a ruling regarding amendments in the tax returns of the Company from the tax authorities after the expiration of the said time limits, then claims pertaining to tax warranties may be made until 3 months after the Company has received the notice.

10.10
If any breach arises by reason of some liability of the Company which at the time such claim is notified to the Seller, is contingent or cannot be quantified, then the Seller shall not be under an obligation to make any payment in respect of such breach or claim unless and until such liability ceases to be contingent or becomes capable of being quantified, as the case may be, provided that the Buyer’s time limits for notifying claims to the Seller shall be extended with a period equal to the time during which the liabilities remain contingent or unquantified.

10.11
The Buyer shall not be entitled to raise any claim against the Seller for breach of this Agreement unless it has claims that, individually or in the aggregate, exceed a threshold of DKK 100,000, in which case the Buyer shall be entitled to recover only amounts in excess of DKK 100,000. Claims arising out of similar events or circumstances shall be regarded as one claim. No threshold shall apply in respect of claims based on the Seller’s Warranties set out in Schedule 6.1, section 6.1.1 (the Company and the Shares). For the avoidance of doubt the above threshold shall not apply to (i) any adjustment of the Purchase Price as provided for in Clause 3, (ii) any breach of the provisions in Clause 8 and (iii) any indemnification according to Clause 11 and Schedule 11.1.

GORRISSEN FEDERSPIEL KIERKEGAARD

10.12
In no event shall the aggregate indemnification payable by the Seller in respect of a loss related to a breach of this Agreement by the Seller exceed 50% of the total purchase price, calculated as the adjusted Initial Purchase Price together with the Deferred Purchase Price, which amount shall constitute the maximum amount of the Seller’s liability hereunder. This Clause 10.12 does not apply to payments made under Clause 3.6.5, Clause 8 and Clause 11.

10.13
The limitations in amount or time set out in this Clause 10 shall not apply to indemnification for a Seller’s Breach if such breach was within the Seller’s Knowledge on or prior to the Closing or the Seller has caused the Seller’s Breach by fraud or gross negligence.

10.14
To secure payments of any claims from the Seller to the Buyer arising out of this Agreement, the Seller shall retain and shall not distribute, whether by way of dividend, payment or otherwise, any amounts paid in respect of the Initial Purchase Price, as follows: USD [2,000,000] (the “Secured Sum”) must be placed on a bank account in the name of the Seller or be invested in whole or in part in listed securities. On the one (1) year anniversary of the Closing Date the Secured Sum is reduced to USD [1,500,000], plus such additional amounts as may be required to satisfy any claims arising out of this Agreement. On the second (2) year anniversary of the Closing Date the Secured Sum is reduced to USD [800,000] plus such additional amounts as may be required to satisfy any claims arising out of this Agreement. On the third (3) year anniversary of the Closing Date the Secured Sum is reduced to any amounts as may be required to satisfy any claims arising out of this Agreement. The indemnification obligation of Seller shall not be limited by the amount of the Secured Sum. The Seller may spend USD 875,000 of the Initial Purchase Price without restrictions.

GORRISSEN FEDERSPIEL KIERKEGAARD

11	Specific Indemnifications

11.1
Without limitation or qualification applying to the Seller’s Warranties or any other undertakings or covenants of the Seller under this Agreement, and notwithstanding the minimum threshold in Clause 10.11, the Seller hereby agrees to indemnify the Buyer, the Company and any member of the Buyer's Group on a USD for USD (or DKK for DKK, as applicable) basis for any and all losses and claims that arise directly or indirectly, including but not limited to all legal fees, management costs (as reasonably quantified by the Buyer), and all related reasonable fees and reasonable costs as set out in Schedule 11.1.

12	Taxation Matters

12.1
The Company has been part of the Joint Tax Group and as such subject to mandatory joint taxation in accordance with section 31 of the Danish Corporate Tax Act. The provisions regarding the termination of the joint taxation scheme of the Company are set out in Schedule 12.1.

13	Announcements

13.1	The Parties shall agree the form of, time for and content of the information to be given to:

(a)	the employees of the Company; and

(b)	the customers and other business connections of the Company;

concerning this Agreement and the transactions contemplated hereby. Either Party may, after consultation with the other Party, make an announcement concerning this Agreement and the transactions, if required by law, or any securities exchange or regulatory or governmental body to which that Party is subject or submits, wherever situated and whether or not the requirement has the force of law.

GORRISSEN FEDERSPIEL KIERKEGAARD

14	Confidentiality

The Seller and the Shareholders and the Buyer shall treat as confidential all information obtained as a result of entering into or performing this Agreement.

The Seller and the Shareholders hereby acknowledge that they are aware, and that they will advise their representatives, that the United States securities laws prohibit any person who has material, non-public information concerning the matters which are the subject of this Agreement from purchasing or selling securities of the Buyer (and options, warrants and rights relating thereto) or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person (including, without limitation, any representatives) is likely to purchase or sell such securities.

14.1	Notwithstanding the other provisions of this Clause 14, each of the Parties, the Shareholders and the Buyer may disclose confidential information:

(a)	if and to the extent required by Law or for the purpose of any judicial proceedings between the Parties;

(b)	to its/their professional advisers, auditors and bankers;

(c)	if and to the extent the information has come into the public domain through no fault of that Party;

(d)	if and to the extent the Party to whom the information relates has given prior written consent to the disclosure, such consent not to be unreasonably withheld or delayed;

14.2	The restrictions contained in this Clause 14 shall apply without limit in time.

15	Assignment and change-in-control

15.1
The Buyer may at any time assign all or any part of its rights or benefits under this Agreement and any agreements referred to hereby together with any causes of action arising in connection with any of them. The Buyer shall remain liable as a guarantor for such assignee’s performance hereunder. The Buyer shall give notice to the Seller of any intended assignment no less than 30 days prior to such assignment.

GORRISSEN FEDERSPIEL KIERKEGAARD

15.2	The Seller shall not assign all or any part of its rights and obligations under this Agreement.

15.3
The Buyer may disclose to a proposed assignee information in its possession relating to the provisions of this Agreement, the negotiations relating to this Agreement and the Seller which it is necessary to disclose for the purposes of the proposed assignment, notwithstanding the provisions of Clause 14.

15.4
In the event of a change-in-control of the Buyer, the successor entity will assume, either pursuant to written agreement or by operation of law, all of the obligations of the Buyer under this Agreement.

16	Amendments

16.1	This Agreement may only be amended in writing signed by each of the Parties.

17	Costs and Expenses

17.1	Each Party shall bear its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement and other agreements referred to hereby.

17.2	The Seller confirms that no expense of whatever nature relating to the due diligence process or the preparation and completion of this Agreement has been or is to be borne by the Company.

17.3
If there is any dispute between the Seller and the Buyer concerning the Closing Statements, all costs relating thereto shall be borne by the Seller and the Buyer, respectively, i.e. the Seller shall pay its lawyers, advisers and accountants and the Buyer shall pay its lawyers, advisers and accountants. The fee to the Independent Accountant foreseen under Clause 3.6.1 shall be split equally between the Seller and the Buyer.

GORRISSEN FEDERSPIEL KIERKEGAARD

18	Notices

18.1	Any communication or notice made under this Agreement shall be sent to a Party at its address or number and for the attention of the individual set out below:

to the Seller:	C-88 Holding ApS
Savsvinget 7
2970 Hørsholm
tel: + 45 70 10 48 88
fax: + 45 70 10 48 89
for the attention of Søren Manicus

with a copy to:	Lerbrandt Advokatfirma
Nytorv 5
1450 Copenhagen K
Denmark
tel: + 45 33 15 80 81
fax: + 45 33 15 80 70
for the attention of Jesper Sidenius

to the Shareholders:	Søren Manicus
Heilsmindevej 4
2920 Charlottenlund
Denmark
tel: + 45 40 78 04 12; and

Peter Holst-Jensen
Dyrlægegårds Allé 168
3600 Frederikssund
Denmark
tel: + 45 40 85 80 10

to the Buyer:	Nu Horizons Electronics Corp.
tell: + 631-396-7300
fax: + 631-794-2441
for the attention of Kurt Freudenberg

with a copy to	Farrell Fritz, P.C
1320 RexCorp Plaza
Uniondale, NY 11556
USA
tel: + 516.227.0638
fax: + 516.336.2778
for the attention of Nancy Lieberman

and	Gorrissen Federspiel Kierkegaard
H.C. Andersens Boulevard 12
DK-1553 Copenhagen V
Denmark
tel: +45 33 41 41 41
fax: +45 33 41 41 33
for the attention of Olaf Carl Ehrenskjöld

or to such other person, address and/or fax no., which either Party or the Shareholders may in writing notify to the other parties.

GORRISSEN FEDERSPIEL KIERKEGAARD

18.2	Any notice given under this Agreement outside Working Hours in the place to which it is addressed shall be deemed to have been given at the start of the next Business Day.

19	Invalidity

19.1	If at any time any provision of this Agreement is or becomes illegal or unenforceable in any respect under the Law of any jurisdiction, this shall not affect or impair:

(a)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

20	Governing Law

20.1	This Agreement shall be governed by and construed in accordance with the laws of the Kingdom of Denmark and disregarding its rules on renvoi.

21	Arbitration

21.1
Any dispute or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration in accordance with the Rules of Procedure of The Danish Institute of Arbitration (Copenhagen Arbitration).

The arbitration tribunal shall be composed of a sole arbitrator.

The member of the arbitration tribunal shall be appointed by the Institute.

GORRISSEN FEDERSPIEL KIERKEGAARD

The place of arbitration shall be Copenhagen.

The language of the arbitration shall be English.

—oo0oo—

Signed in Copenhagen, 9 September 2008

For and on behalf of the Seller:

/s/ Søren Manicus	/s/ Peter Holst-Jensen
Søren Manicus	Peter Holst-Jensen

For and on behalf of the Buyer:

/s/ Kurt Freudenberg
Kurt Freudenberg, Executive Vice President and Chief Financial Officer

GORRISSEN FEDERSPIEL KIERKEGAARD

The Shareholders:

We, the undersigned Shareholders of the Seller, hereby accede to Clauses 8, 10.14, 20 and 21 of this Agreement, as primary obligors. We furthermore undertake not to liquidate the Seller or sell the shares in the Seller for five years from the Closing Date, except for Manicus Invest ApS and PHJ Tech ApS may sell the shares in the Seller to each other at any time.

/s/ Manicus Invest ApS	/s/ PHJ Tech ApS
Manicus Invest ApS	PHJ Tech ApS

/s/ Søren Manicus	/s/ Peter Holst-Jensen
Søren Manicus	Peter Holst-Jensen